FORM OF AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (this “Amendment”) is entered into as of March __, 2026, by and between Quest Resource Holding Corporation, a Nevada corporation (the “Company”), and the holders identified on the signature pages hereto (collectively, the “Holder”).

WHEREAS, the Company issued to the Holder warrants to purchase common stock on October 19, 2020, providing for the issuance upon exercise thereof of shares of common stock of the Company in accordance with the terms thereof (each, a “Warrant” and, collectively, the “Warrants”);

WHEREAS, Section 8 of each of the Warrants provides that each such Warrant may be amended by the Company with the written consent of the Holder; and

WHEREAS, the Company and the Holder desire to amend the Expiration Date of the Warrants on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Warrants.

2.   Amendment to Warrants.

(a)	Section 18(k) of each Warrant is hereby amended and restated in its entirety as follows:

‘“Expiration Date” means June 28, 2030; provided, that the Holder shall have a reasonable amount of time, not to exceed one-hundred and eighty (180) days following the Expiration Date, to exercise this Warrant with respect to Warrant Shares exercisable by Holder in the one-hundred and eighty (180) days immediately prior to the Expiration Date.’

3.   No Other Amendments. Except as expressly provided in this Amendment, all of the terms and provisions of the Warrants are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Warrants or as a waiver of or consent to any further or future action on the part of either party hereto that would require the waiver or consent of the other party hereto. In the event of any conflict between the terms of this Amendment and the Warrants, the terms of this Amendment shall govern and control.

4.   Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

5.   Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.   Severability. In the event that one or more of the provisions of this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.   Entire Agreement. This Amendment, together with the Warrants, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

QUEST RESOURCE HOLDING CORPORATION

By:
	Name:	Brett W. Johnston
	Title:	Chief Financial Officer

[HOLDERS]

By:
Name:
Title:

[Signature Page to Amendment to Monroe Warrants]